UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 22, 2005
(Date of Earliest Event Reported)

GLOBAL CASH ACCESS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware		94-3309549
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3525 East Post Road, Suite 120 Las Vegas, Nevada (Address of Principal Executive Offices)	89120 (Zip Code)

(800) 833-7110
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     (a) Employment Agreement with Kirk Sanford

     On March 22, 2005, Global Cash Access, Inc. (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with Kirk E. Sanford, its President and Chief Executive Officer. The Employment Agreement will become effective upon the consummation of the initial public offering of equity securities of the Company’s sole stockholder, Global Cash Access Holdings, Inc. (the “IPO”). The Employment Agreement provides, among other things, for a term of three years, at a base annual salary of $297,500 and eligibility for a discretionary bonus in an amount to be determined by our board of directors in its sole discretion. In addition, the Employment Agreement provides Mr. Sanford with a pro rated partial target bonus equal to two-thirds of his base salary for the year in which his employment is terminated and one year’s salary continuation and target bonus equal to two-thirds of his base salary in the event his employment is terminated without cause. Further, the employment agreement provides Mr. Sanford with severance payments in the aggregate amount of 2.99 times the sum of his most recent year’s base annual salary and a target bonus equal to two-thirds of such base salary in the event his employment is terminated without cause within 12 months after a change in control of the Company. Additionally, Mr. Sanford’s agreement provides for a tax ‘‘gross-up’’ in the event that he is subject to an excise tax in the event of any benefit he receives is deemed to constitute an ‘‘excess parachute payment’’ under Section 280G of the Internal Revenue Code. Mr. Sanford’s severance benefits are conditioned upon him executing certain releases in favor of the Company. In addition, Mr. Sanford has agreed not to perform services for or to receive any compensation or other remuneration from entities affiliated with two of our directors, Karim Maskatiya and Robert Cucinotta, including M&C International and USA Payments, other than payments to Mr. Sanford upon the consummation of the IPO pursuant to a promissory note previously issued to Mr. Sanford.

     (b) Amendment to Stock Option Agreement with Kirk Sanford

     On March 22, 2005, Global Cash Access Holdings, Inc. and Kirk Sanford entered into Amendment No. 1 to Notice of Stock Option Award and Stock Option Award Agreement, pursuant to which the vesting of Mr. Sanford’s option to purchase shares of capital stock of Global Cash Access Holdings, Inc. was amended to provide for full acceleration in the event of the termination of Mr. Sanford’s employment without cause.

     (c) Patent Purchase and License Agreement

     On March 22, 2005, the Company entered into a Patent Purchase and License Agreement (the “Patent Purchase Agreement”) with USA Payments. USA Payments is owned by Karim Maskatiya and Robert Cucinotta, two of the Company’s directors.

     Pursuant to the Patent Purchase Agreement, the Company has agreed to purchase from USA Payments, for the sum of $10.0 million, ownership of certain intellectual property rights, including the patent rights covering the Company’s “3-in-1 rollover” functionality that allows gaming patrons to convert unsuccessful ATM cash withdrawals into POS debit card transactions or credit card cash advances.

     The purchase is subject to and conditioned upon (i) the Company obtaining the consent or acknowledgment by a majority in interest of the lenders under the Company’s senior secured credit facilities that the consummation of the purchase will not constitute a breach of any provision of or event of default under the Credit Agreement that governs the Company’s senior secured credit facilities, and (ii) the consummation of the IPO. The purchase will not become effective until both of these conditions are satisfied.

     Upon the effectiveness of the purchase, the Company has granted to USA Payments a nonexclusive, royalty-free license to use certain of the intellectual rights purchased by the Company, including the patent rights covering the Company’s “3-in-1 rollover” functionality, outside of the gaming industry.

Item 8.01. Other Events.

     On March 22, 2005, the sole stockholder of the Company, Global Cash Access Holdings, Inc., a Delaware corporation, filed a registration statement on Form S-1 with the United States Securities and Exchange Commission in contemplation of an initial public offering of its equity securities.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits

     See Exhibit Index.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL CASH ACCESS, INC.
Date: March 22, 2005	By:	/s/ Harry C. Hagerty III
Harry C. Hagerty III,
Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Document
10.1†	Employment Agreement, dated as of March 22, 2005, by and between Global Cash Access, Inc. and Kirk E. Sanford

10.2††	Patent Purchase and License Agreement, dated as of March 22, 2005, by and between Global Cash Access, Inc. and USA Payments

10.3	Amendment No. 1 to Notice of Stock Option Award and Stock Option Award Agreement, dated as of March 22, 2005, by and between Global Cash Access Holdings, Inc. and Kirk Sanford

† Incorporated by reference to Exhibit 10.26 to the Registration Statement of Global Cash Access Holdings, Inc. on Form S-1 (Registration No. 333-123514) previously filed with the United States Securities and Exchange Commission.

†† Incorporated by reference to Exhibit 10.28 to the Registration Statement of Global Cash Access Holdings, Inc. on Form S-1 (Registration No. 333-123514) previously filed with the United States Securities and Exchange Commission.